Cooper Standard Reports Third Quarter Results

NORTHVILLE, Mich., November 3, 2021 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2021.

Third Quarter 2021 Summary
•Sales totaled $526.7 million, reflecting the negative impact of ongoing semiconductor-related customer schedule reductions
•Net loss amounted to $123.2 million or $(7.20) per diluted share
•Adjusted EBITDA totaled $(33.9) million, including the negative impact of semiconductor-related customer schedule reductions, higher materials costs and allowance for credit loss
•Electric Vehicle platforms accounted for approximately $30 million in net new business awards
•Subsequent to quarter end, the Company reached a long-term commercial agreement to license its FortrexTM technology to a footwear manufacturer
“Our operating teams continue to deliver world-class products, technology and service to our customers around the world despite significant ongoing headwinds and challenges,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Our commercial teams are engaged in aggressive discussions with our customers and suppliers to offset the incremental costs we have incurred from volatile production schedules and materials price inflation. We remain focused on optimizing those aspects of our business that are within our control and on executing our longer-term strategic initiatives.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollar amounts in millions except per share amounts)
Sales	$526.7	$683.2	$1,728.8	$1,678.6
Net (loss) income	$(123.2)	$4.4	$(220.6)	$(240.4)
Adjusted net (loss) income	$(106.4)	$3.6	$(172.0)	$(144.7)
(Loss) earnings per diluted share	$(7.20)	$0.26	$(12.96)	$(14.22)
Adjusted (loss) earnings per diluted share	$(6.23)	$0.21	$(10.10)	$(8.56)
Adjusted EBITDA	$(33.9)	$64.1	$(10.0)	$(21.3)
The year-over-year change in third quarter sales was primarily attributable to unfavorable volume and mix resulting from semiconductor-related customer schedule reductions.

Net (loss) income for the third quarter 2021 included a non-cash deferred tax valuation allowance of $13.3 million, restructuring charges of $1.6 million and other special items. Net (loss) income for the third quarter 2020 included restructuring charges of $6.2 million and other special items. Adjusted net (loss) income, which excludes these items and their related tax impact, was $(106.4) million in the third quarter 2021 compared to $3.6 million in the third quarter of 2020. The year-over-year change was primarily due to unfavorable volume and mix resulting from semiconductor-related customer schedule reductions, higher commodity and material costs, general inflation and the one-time impact of a credit loss for certain accounts receivable deemed to be unrecoverable.

In the first nine months of the year, the year-over-year increase in sales was primarily attributable to the non-recurrence of COVID-19 related customer shutdowns, partially offset by unfavorable volume and mix resulting from semiconductor-related customer schedule reductions.

Net (loss) income for the first nine months of 2021 included restructuring charges of $34.3 million, a non-cash deferred tax valuation allowance of $13.3 million and other special items. Net (loss) income for the first nine months of 2020 included asset impairment charges of $87.4 million, restructuring charges of $23.2 million and other special items. Adjusted net (loss) income, which excludes these items and their related tax impact, was $(172.0) million in the first nine months of 2021 compared to $(144.7) million in the first nine months of 2020. The year-over-year change was primarily due to unfavorable volume and mix resulting from semiconductor-related customer schedule reductions, higher commodity and material costs, higher interest expense, wage inflation and lower tax benefit partially offset by the non-recurrence of COVID-related customer shutdowns, improved manufacturing efficiency and lower SGA&E expense.

Adjusted net (loss) income, adjusted EBITDA and adjusted (loss) earnings per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers. During the third quarter of 2021, the Company received net new business awards representing approximately $30 million in incremental anticipated future annualized sales. Importantly, these net new business awards were primarily on electric vehicle platforms. For the first nine months of 2021, the Company's net new business awards totaled $160.1 million, with $88.4 million in new awards on electric vehicle platforms.

Notable Events - Expanding Markets for FortrexTM Technology

Subsequent to the end of the third quarter, the Company finalized a long-term commercial agreement with a footwear manufacturer granting them license to use FortrexTM technology in the manufacture of their footwear products. The agreement calls for the payment of licensing fees and ongoing volume-based royalties with an established minimum value. The agreement is for a 10 year term and is non-exclusive. In accordance with the terms of the agreement, the identity of the footwear manufacturer and specific financial terms will not be disclosed.

The Company is continuing technology development work to further leverage the sustainability advantages of FortrexTM technology in both automotive and non-automotive applications.

Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange
	(dollar amounts in thousands)
Sales to external customers
North America	$270,592	$359,007	$(88,415)	$(89,665)	$1,250
Europe	98,682	146,029	(47,347)	(48,118)	771
Asia Pacific	109,526	131,063	(21,537)	(27,813)	6,276
South America	15,981	17,580	(1,599)	(2,042)	443
Total Automotive	494,781	653,679	(158,898)	(167,638)	8,740
Corporate, eliminations and other	31,909	29,521	2,388	2,290	98
Consolidated sales	$526,690	$683,200	$(156,510)	$(165,348)	$8,838
* Net of customer price reductions
•Volume and mix, net of customer price reductions, was driven by vehicle production volume decreases due to semiconductor-related customer schedule reductions.
•The impact of foreign currency exchange primarily related to the Chinese Renminbi, Canadian Dollar, Euro and Brazilian Real.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2021	2020	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$8,817	$58,115	$(49,298)	$(33,462)	$(3,606)	$(12,230)
Europe	(25,112)	(1,466)	(23,646)	(18,621)	(197)	(4,828)
Asia Pacific	(14,274)	12,246	(26,520)	(12,204)	(2,015)	(12,301)
South America	(3,422)	(2,680)	(742)	(322)	529	(949)
Total Automotive	(33,991)	66,215	(100,206)	(64,609)	(5,289)	(30,308)
Corporate, eliminations and other	132	(2,081)	2,213	1,038	(162)	1,337
Consolidated adjusted EBITDA	$(33,859)	$64,134	$(97,993)	$(63,571)	$(5,451)	$(28,971)
* Net of customer price reductions

•Volume and mix, net of customer price reductions, was driven by vehicle production volume decreases due to semi-conductor-related customer schedule reductions.
•The impact of foreign currency exchange was driven by the Chinese Renminbi, Mexican Peso, Canadian Dollar, Euro, Polish Zloty, Czech Koruna, and Brazilian Real.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost, wage inflation increases and the non-recurrence of prior year government incentives;
◦The one-time impact of $11.2 million credit loss for certain accounts receivable related to the bankruptcy proceedings of a former joint venture in Asia; and
◦Reduction in compensation-related expenses due to lower variable employee compensation expenses, salaried headcount initiatives, purchasing savings through lean initiatives, and restructuring savings.

Cash and Liquidity

At September 30, 2021, Cooper Standard had cash and cash equivalents totaling $253.3 million and total liquidity, including availability under its amended senior asset-based revolving credit facility, of $380.2 million. Based on our current expectations for light vehicle production and customer demand for our products, we expect our current solid cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives.

Outlook

Entering the fourth quarter, light vehicle manufacturers and their suppliers continue to experience significant production delays and disruption due to the ongoing global semiconductor shortage and other supply chain constraints. Significantly higher commodity and materials costs, rising wages, general inflation and tight labor availability continue to create additional headwinds. At the same time, consumer demand for new light vehicles remains strong and U.S. dealer inventories remain at or near historic lows.

Current customer schedules and industry forecasts suggest production volumes will begin to improve in the fourth quarter and continue to ramp up in the first half of 2022. The projected ramp up remains dependent on the available supply of semiconductors and could be impacted by further supply and demand imbalance or disruption.
Based on our outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and our own operating plans, the Company has updated its 2021 full year guidance as follows:

Current 2021 Guidance[1]
Sales	$2.30 - $2.34 billion
Adjusted EBITDA[2]	$(25) - $(10) million
Capital Expenditures	~$100 million
Cash Restructuring	$40 - $45 million
Cash Taxes	~$10 million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers October 2021 IHS Markit production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 4, 2021 at 9:00 a.m. ET to discuss its third quarter 2021 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 8759104 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 25,000 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales	$526,690	$683,200	$1,728,842	$1,678,557
Cost of products sold	534,817	598,714	1,669,610	1,611,299
Gross (loss) profit	(8,127)	84,486	59,232	67,258
Selling, administration & engineering expenses	60,367	60,059	168,506	199,001
Gain on sale of business, net	—	(2,314)	(696)	(2,314)
Amortization of intangibles	1,819	1,669	5,524	9,632
Restructuring charges	1,573	6,186	34,251	23,236
Impairment charges	1,006	100	1,847	87,710
Operating (loss) profit	(72,892)	18,786	(150,200)	(250,007)
Interest expense, net of interest income	(18,243)	(17,985)	(54,152)	(40,993)
Equity in (losses) earnings of affiliates	(1,114)	738	65	(842)
Other (expense) income, net	(494)	2,784	(4,221)	(5,357)
(Loss) income before income taxes	(92,743)	4,323	(208,508)	(297,199)
Income tax expense (benefit)	32,121	(2,386)	15,598	(55,485)
Net (loss) income	(124,864)	6,709	(224,106)	(241,714)
Net loss (income) attributable to noncontrolling interests	1,691	(2,328)	3,458	1,288
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(123,173)	$4,381	$(220,648)	$(240,426)

Weighted average shares outstanding
Basic	17,097,766	16,927,924	17,027,226	16,908,940
Diluted	17,097,766	17,014,955	17,027,226	16,908,940

(Loss) earnings per share:
Basic	$(7.20)	$0.26	$(12.96)	$(14.22)
Diluted	$(7.20)	$0.26	$(12.96)	$(14.22)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$253,281	$438,438
Accounts receivable, net	308,907	379,564
Tooling receivable, net	97,500	82,150
Inventories	198,180	143,742
Prepaid expenses	30,052	29,748
Income tax receivable and refundable credits	83,089	85,977
Other current assets	100,629	100,110
Total current assets	1,071,638	1,259,729
Property, plant and equipment, net	808,666	892,309
Operating lease right-of-use assets, net	102,698	109,795
Goodwill	142,668	142,250
Intangible assets, net	61,980	67,679
Other assets	130,941	140,182
Total assets	$2,318,591	$2,611,944

Liabilities and Equity
Current liabilities:
Debt payable within one year	$40,102	$40,731
Accounts payable	336,440	385,284
Payroll liabilities	87,280	112,727
Accrued liabilities	122,400	110,827
Current operating lease liabilities	21,407	21,711
Total current liabilities	607,629	671,280
Long-term debt	981,010	982,760
Pension benefits	141,562	152,230
Postretirement benefits other than pensions	49,936	49,613
Long-term operating lease liabilities	84,891	90,517
Other liabilities	47,111	41,433
Total liabilities	1,912,139	1,987,833
Equity:
Common stock	17	17
Additional paid-in capital	502,864	498,719
Retained earnings	129,622	350,270
Accumulated other comprehensive loss	(239,308)	(241,896)
Total Cooper-Standard Holdings Inc. equity	393,195	607,110
Noncontrolling interests	13,257	17,001
Total equity	406,452	624,111
Total liabilities and equity	$2,318,591	$2,611,944

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating Activities:
Net loss	$(224,106)	$(241,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	99,497	107,095
Amortization of intangibles	5,524	9,632
Gain on sale of business, net	(696)	(2,314)
Impairment charges	1,847	87,710
Share-based compensation expense	4,781	6,977
Equity in earnings of affiliates, net of dividends related to earnings	2,146	6,087
Deferred income taxes	9,785	(32,308)
Other	2,219	4,354
Changes in operating assets and liabilities	(12,485)	27,949
Net cash used in operating activities	(111,488)	(26,532)
Investing activities:
Capital expenditures	(75,965)	(73,407)
Proceeds from sale of business, net of cash divested	—	(17,006)
Proceeds from sale of fixed assets and other	3,130	963
Net cash used in investing activities	(72,835)	(89,450)
Financing activities:
Proceeds from issuance of long-term debt, net of discount	—	245,000
Principal payments on long-term debt	(4,227)	(4,792)
Decrease in short-term debt, net	(597)	(6,897)
Debt issuance costs	—	(6,722)
Taxes withheld and paid on employees' share-based payment awards	(777)	(533)
Other	884	(925)
Net cash (used in) provided by financing activities	(4,717)	225,131
Effects of exchange rate changes on cash, cash equivalents and restricted cash	7,853	(5,718)
Changes in cash, cash equivalents and restricted cash	(181,187)	103,431
Cash, cash equivalents and restricted cash at beginning of period	443,578	361,742
Cash, cash equivalents and restricted cash at end of period	$262,391	$465,173

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	September 30, 2021	December 31, 2020
Cash and cash equivalents	$253,281	$438,438
Restricted cash included in other current assets	6,467	4,089
Restricted cash included in other assets	2,643	1,051
Total cash, cash equivalents and restricted cash	$262,391	$443,578

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net (loss) income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(123,173)	$4,381	$(220,648)	$(240,426)
Income tax expense (benefit)	32,121	(2,386)	15,598	(55,485)
Interest expense, net of interest income	18,243	17,985	54,152	40,993
Depreciation and amortization	36,049	36,504	105,021	116,727
EBITDA	$(36,760)	$56,484	$(45,877)	$(138,191)
Restructuring charges	1,573	6,186	34,251	23,236
Impairment charges (1)	1,006	100	1,847	87,417
Gain on sale of business, net (2)	—	(2,314)	(696)	(2,314)
Lease termination costs (3)	322	83	430	684
Project costs (4)	—	—	—	4,234
Divested noncontrolling interest debt extinguishment	—	3,595	—	3,595
Adjusted EBITDA	$(33,859)	$64,134	$(10,045)	$(21,339)

Sales	$526,690	$683,200	$1,728,842	$1,678,557
Net (loss) income margin	(23.4)%	0.6%	(12.8)%	(14.3)%
Adjusted EBITDA margin	(6.4)%	9.4%	(0.6)%	(1.3)%

(1)Non-cash impairment charges in 2021 related to fixed assets. Non-cash impairment charges in 2020 included impairment of assets held for sale and other impairment charges, net of portion attributable to our noncontrolling interests.
(2)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020.

Adjusted Net (Loss) Income and Adjusted (Loss) Income Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net (loss) income to adjusted net (loss) income and the respective (loss) earnings per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(123,173)	$4,381	$(220,648)	$(240,426)
Restructuring charges	1,573	6,186	34,251	23,236
Impairment charges (1)	1,006	100	1,847	87,417
Gain on sale of business, net (2)	—	(2,314)	(696)	(2,314)
Lease termination costs (3)	322	83	430	684
Project costs (4)	—	—	—	4,234
Divested noncontrolling interest debt extinguishment	—	3,595	—	3,595
Deferred tax valuation allowance (5)	13,278	—	13,278	—
Tax impact of adjusting items (6)	560	(8,433)	(484)	(21,102)
Adjusted net (loss) income	$(106,434)	$3,598	$(172,022)	$(144,676)

Weighted average shares outstanding:
Basic	17,097,766	16,927,924	17,027,226	16,908,940
Diluted	17,097,766	17,014,955	17,027,226	16,908,940

(Loss) earnings per share:
Basic	$(7.20)	$0.26	$(12.96)	$(14.22)
Diluted	$(7.20)	$0.26	$(12.96)	$(14.22)

Adjusted (loss) earnings per share:
Basic	$(6.23)	$0.21	$(10.10)	$(8.56)
Diluted	$(6.23)	$0.21	$(10.10)	$(8.56)

(1)Non-cash impairment charges in 2021 related to fixed assets. Non-cash impairment charges in 2020 included impairment of assets held for sale and other impairment charges, net of portion attributable to our noncontrolling interests.
(2)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020.
(5)Relates to the initial recognition of our valuation allowance on net deferred tax assets in the U.S.
(6)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(50,754)	$99,702	$(111,488)	$(26,532)
Capital expenditures	(20,366)	(10,533)	(75,965)	(73,407)
Free cash flow	$(71,120)	$89,169	$(187,453)	$(99,939)